Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS

SECOND QUARTER 2015 FINANCIAL RESULTS

•                  Recognized $17.8 million in total KERYDIN® revenue in the second quarter of 2015 under the Sandoz Agreement, representing a sequential increase of 47.5% over the first quarter of 2015

•                  Crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory PDE-4 inhibitor, achieved statistically significant results on all primary and secondary endpoints in two Phase 3 pivotal studies in patients with mild-to-moderate atopic dermatitis and demonstrated a safety profile consistent with previous studies

•                  Anacor expects to submit a New Drug Application for crisaborole to the U.S. Food and Drug Administration in the first half of 2016

Palo Alto, CA — August 6, 2015 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced its financial results for the quarter ended June 30, 2015.

“2015 continues to be a very productive year for Anacor.  We recently announced that crisaborole, our novel non-steroidal topical anti-inflammatory phosphodiesterase-4 (PDE-4) inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis in children and adults, achieved statistically significant results on all primary and secondary endpoints in two Phase 3 pivotal studies and demonstrated a safety profile consistent with previous studies.  If approved, we believe crisaborole could offer an important treatment option for the many patients living with this serious skin disease, as well as the physicians who treat them,” said Paul L. Berns, Chairman and Chief Executive Officer of Anacor.  “In addition, we are pleased with the recently announced amendment to the Sandoz Agreement.  We believe the increased investment in KERYDIN commercial activities will help increase brand awareness among the patients suffering from onychomycosis who are most likely to use KERYDIN, and motivate them to seek treatment from their physicians.”

Recent Highlights and Developments

•                  On July 13, 2015, we announced preliminary top-line results from our two Phase 3 pivotal studies of crisaborole topical ointment, 2% (formerly known as AN2728), a novel non-steroidal topical anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis in children and adults.  In each study, crisaborole achieved statistically significant results on all primary and secondary endpoints and demonstrated a safety profile consistent with previous studies.  In addition to the Phase 3 pivotal studies, we are conducting an open-label long-term safety study to evaluate the safety of intermittent use of crisaborole for up to 12 months.  We currently expect to announce the results of the long-term safety study by the end of 2015 and submit a New Drug Application for crisaborole to the U.S. Food and Drug Administration in the first half of 2016.

•                  On June 26, 2015, we entered into an amendment to our distribution and commercialization agreement (the “Sandoz Agreement”) with Sandoz Inc. (“Sandoz”), a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN (tavaborole) topical solution, 5% in the United States.  Pursuant to the amendment, Sandoz agreed to increase its commercial investment in KERYDIN in 2015, and we agreed to contribute a total of $20.0 million to Sandoz (the “Anacor Contribution”), primarily focused on consumer-directed commercialization activities.  The parties’ increased investment in support of KERYDIN in 2015 includes Sandoz’s previously expanded field-sales force and a new multi-channel integrated marketing campaign.  In addition, the amendment increased the amount of cumulative minimum gross profit sharing payments to which we are entitled for 2016 to $65.0 million from $45.0 million and established new cumulative minimum gross profit sharing payments to us for 2017 of $65.0 million.  The amendment also reduced the price associated with our option to repurchase all rights in KERYDIN from Sandoz on December 31, 2017, as determined pursuant to the Sandoz Agreement.

Selected Financial Results for the Quarter Ended June 30, 2015

Distribution and commercialization agreement revenue for the second quarter of 2015 was $17.8 million, representing a sequential increase of 47.5% from the first quarter of 2015.  In the quarter ended June 30, 2015, we recognized $15.7 million of gross profit sharing revenue, which included the final $14.9 million of the $25.0 million launch payment made to us by Sandoz in January 2015, based upon gross profits on sales of KERYDIN, as reported to us by Sandoz.  We also recognized $1.3 million from product sales of KERYDIN to Sandoz and $0.8 million of the $40.0 million in total upfront payments made to us by Sandoz in 2014.

Research contracts revenue for the second quarter of 2015 was $3.5 million, compared to $2.9 million for the comparable period in 2014.  The increase over the prior year quarter was primarily driven by a $0.4 million increase in revenue under our research contract with United States Department of Defense, Defense Threat Reduction Agency (“DTRA”) and a $0.6 million increase in revenue for research performed under our other agreements with not-for-profit organizations for neglected diseases and from government grants.  These increases were partially offset by a $0.3 million decrease in revenue for research services performed under our research agreement with the Bill and Melinda Gates Foundation (the “Gates Foundation”).

Cost of goods sold of $0.7 million was recognized in the second quarter of 2015 for KERYDIN finished drug product released to Sandoz during the quarter.  Costs recorded in connection with the manufacture of KERYDIN drug product prior to the time that we started to capitalize such costs in 2014 were recorded as research and development expenses.  As a result, the aggregate cost of goods sold that we record for 2015 relating to sales of KERYDIN to Sandoz is expected to be lower than the amount actually incurred to manufacture such drug product.

Research and development expenses for the second quarter of 2015 were $18.7 million, compared to $19.3 million for the comparable period in 2014.  The decrease from the prior year quarter was primarily due to a decrease in costs for our KERYDIN program of $4.4 million and a decrease in costs of $0.2 million under our Gates Foundation program, which were partially offset by an increase of $1.8 million in costs relating to our crisaborole program, a net increase of $1.8 million in our spending on other research activities, including our neglected disease programs, and a $0.4 million increase in costs for our DTRA program.  In the second quarter of 2015, direct research and development expenses under the Gates Foundation, neglected disease and DTRA programs were offset by research contracts revenue.

Selling, general and administrative expenses for the second quarter of 2015 were $14.0 million, compared to $7.1 million for the comparable period in 2014.  The increase from the prior year quarter resulted from the $5.0 million first installment of the Anacor Contribution paid to Sandoz in June 2015 and growth of $1.9 million in other general and administrative costs, including those associated with market research activities related to crisaborole.

Net loss for the second quarter of 2015 was $13.2 million, compared to a net loss of $24.5 million for the comparable period in 2014. Basic and diluted net loss per share were $0.30 for the second quarter of 2015, compared to basic and diluted net loss per share of $0.58 for the comparable period in 2014.

Cash, cash equivalents and investments totaled $176.9 million at June 30, 2015, compared to $191.6 million at December 31, 2014.  Balances at June 30, 2015 and December 31, 2014 included cash and cash equivalents of $7.5 million and $16.0 million, short-term and long-term investments of $167.2 million and $171.9 million and restricted investments of $2.2 million and $3.7 million, respectively.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss Anacor’s financial results and recent developments. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States.  In September 2014, PharmaDerm launched KERYDIN in the United States.  Anacor’s lead product development candidate is crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and crisaborole, Anacor has discovered three investigational compounds that it has out-licensed for further development. The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis.  The third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development. These include AN3365, an investigational Gram-negative antibiotic, and certain other wholly-owned investigational product candidates. For more information, visit www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, the safety and efficacy of Anacor’s approved product and product development candidates, the timing of Anacor’s potential regulatory filings and approval of Anacor’s product development candidates, the commercial success of KERYDIN and the timing and potential commercial success of Anacor’s product development candidates. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising during the course, or as a result, of Anacor’s studies relating to crisaborole; any delay by Anacor in filing for regulatory approval or failure by the U.S. Food and Drug Administration to approve crisaborole; Anacor’s ability to timely and successfully launch, either alone or with a partner, crisaborole, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Distribution and commercialization agreement	$17,801	$—	$29,870	$—
Research contracts	3,536	2,931	6,731	7,089
Total revenues	21,337	2,931	36,601	7,089

Operating expenses:
Cost of goods sold (1)	680	—	1,434	—
Research and development (1)	18,666	19,261	36,827	35,196
Selling, general and administrative (1)	13,987	7,095	22,132	15,423
Total operating expenses	33,333	26,356	60,393	50,619

Loss from operations	(11,996)	(23,425)	(23,792)	(43,530)
Interest income	176	59	368	123
Interest expense	(1,376)	(1,142)	(2,733)	(2,273)
Net loss	$(13,196)	$(24,508)	$(26,157)	$(45,680)
Net loss per share — basic and diluted	$(0.30)	$(0.58)	$(0.60)	$(1.09)
Weighted-average number of shares used in calculating net loss per share — basic and diluted	43,859,504	41,921,329	43,646,950	41,830,803

(1) Includes the following stock-based compensation expenses:

Cost of goods sold	$35	$—	$98	$—
Research and development expenses	$1,684	$1,249	$3,234	$2,334
Selling, general and administrative expenses	$2,433	$1,942	$4,801	$5,593

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2015	December 31, 2014 (1)
	(unaudited)
Cash, cash equivalents and investments (2)	$176,885	$191,635
Convertible senior notes, net (3)	61,664	59,969
Accumulated deficit	(243,749)	(217,592)
Total stockholders’ equity	65,278	78,832

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)         Balances at June 30, 2015 and December 31, 2014 included cash and cash equivalents of $7.5 million and $16.0 million, short-term and long-term investments of $167.2 million and $171.9 million and restricted investments of $2.2 million and $3.7 million, respectively.

(3)         The Company separately accounts for the debt and equity components of the 2.00% Convertible Senior Notes due 2021.  At June 30, 2015, the net carrying amount of the liability component was $61.7 million, and the unamortized discount on the liability component was $28.8 million.  The aggregate outstanding principal amount of the Convertible Senior Notes was $90.5 million.

Company Contacts:

Anacor Pharmaceuticals, Inc.

Graeme Bell

Executive Vice President and Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations & Corporate Communications

650.543.7575